EX-4.1 STOCK PURCHASE AGREEMENT BETWEEN RHIANNON HOLDINGS AND VIASTAR HOLDINGS, INC.

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STOCK PURCHASE AGREEMENT

DATED AS OF SEPTEMBER 26, 2003

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VIASTAR HOLDINGS, INC.

AND

RHHANNON HOLDINGS LIMITED

FOR THE PURCHASE OF

MOVING PICTURES

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STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made, entered into and effective as of the 19th day of November, 2003 (the "Effective Date"), in Mesa, Arizona, by and between VIASTAR HOLDINGS, INC., a Nevada corporation (the "Seller"), having its principal place of business located at 2451 West Birchwood Avenue, Suite 105, Mesa, Arizona 85202, the United States of America, and RHIANNON HOLDINGS LIMITED a British Virgin Islands international business company with its European office at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey GY1 3NF, the British Isles (the "Buyer") (both collectively referred to herein as the "parties").

     WHEREAS, Seller is a company publicly traded on the Over the Counter Electronic Bulletin Board (OTCBB: VISH) in the business of acquiring ongoing businesses in the entertainment and media industries; and

     WHEREAS, Seller has made and delivered to and for the benefit of Gennaro Buonocore ("GB") that certain Promissory Note dated July 30, 2003, a copy of which has been attached hereto and incorporated herein by reference as Exhibit 1 (the "Note"), , in the principal sum of Seven Hundred Thousand United States Dollars (U.S. $700,000.00) plus total aggregate monthly coupon interest charges of One Hundred and Forty-Four Thousand United States Dollars (U.S. $144,000.00) and a one time premium of Three Hundred Thousand United States Dollars (U.S. $300,000.00); and

     WHEREAS, as security for its repayment of the foregoing Note and all principal, interest and other indebtedness arising thereunder, Seller has pledged to Buyer a total of Seven Million (7,000,000) shares of Seller's restricted common stock (the "Pledged Shares") and has issued to Buyer a share certificate in the name of Rhiannon Holdings Limited evidencing the Pledge Shares, and Buyer now holds such Pledged Shares and the certificate evidencing them; and

     WHEREAS, Seller has entered into a Consultant Agreement with GB, made and effective as of the 10th day of October, 2003 (the "Consultant Agreement"), with a one-year term, a copy of which has been attached hereto and incorporated herein by reference as Exhibit 2, under which Seller has agreed to retain the services of GB as a Non-Executive Chairman of Seller's Board of Directors and to pay to GB an amount of not more than Two Thousand Five Hundred United States Dollars (U.S. $2,500.00) covering any costs and expenses incurred by GB in performance of those consulting services; and

     WHEREAS, Seller is the exclusive and unqualified owner of all right, title and interest in and to One Hundred Percent (100%) of the issued and outstanding shares of all classes and series of the capital stock of Moving Pictures Television, Ltd., an English limited company, and of all of its affiliated companies, such affiliates including without limitation Moving Pictures International, Ltd., a Nevada corporation (hereinafter all collectively referred to as "MP"); and

WHEREAS, Buyer wishes to purchase from Seller Eighty Percent (80%) of the issued and outstanding shares of all classes and all series of the capital stock of MP owned by Seller; and

WHEREAS, Seller wishes to sell to Buyer Eighty Percent (80%) of the issued and outstanding shares of all classes and all series of the capital stock of MP owned by Seller; and

     WHEREAS, Seller wishes to retain a fully dilutable Twenty Percent (20%) position in the currently issued and outstanding ordinary common shares of the capital stock of Moving Pictures Television, Ltd.; and

WHEREAS, Buyer wishes to return the Pledged Shares to Seller and to assume the Note; and

WHEREAS, GB and Seller desire to terminate, cancel and void irrevocably the Consultant Agreement to facilitate the effectuation of the transactions specified in this Agreement;

     NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants, provisions and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.	Purchase and Sale of MP Stock.
1.1.

Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein by each of the parties to the other, on the Closing Date (as such term is hereinafter defined), Seller shall irrevocably, sell, transfer, assign, convey and deliver to Buyer Eighty Percent (80%) of the issued and outstanding shares of all classes and all series of the capital stock of MP owned by Seller on the date hereof, together with and including without limitation all of Seller's right, title and interest in and to such shares and stock.

1.2.

Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations, warranties, covenants and agreements of Seller, Seller shall irrevocably, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall acquire from Seller, Eighty Percent (80%) of the issued and outstanding shares of all classes and all series of the capital stock of MP owned by Seller on the date hereof, together with and including without limitation all of Seller's right, title and interest in and to such shares and stock, on the following terms:

1.2.1.

Buyer shall assume the entire amount of the indebtedness arising under the Note (the principal sum of U.S. $700,000.00, plus the interest coupon of U.S. $144,000, plus the premium of U.S. $300,000), and deliver to Seller a writing signed by GB stating that GB approves and authorizes Buyer's assumption of the Note and that GB and his heirs, executors and assigns fully and finally release any and all actual or possible claims of GB against Buyer (and Buyer's successors and assigns) arising out of or from the Note.

1.2.2.

Seller shall issue to Buyer Two Million (2,000,000) shares of Seller's common stock (hereinafter referred to as the "Buyer's Shares"), and a share certificate evidencing Buyer's ownership of same. The Buyer's Shares shall be deemed fully paid when issued, non-assessable, and free and clear of any and all liens and encumbrances. The certificate evidencing the Buyer's Shares shall be fully authorized and executed by Seller, duly recorded in Seller's books and share register, and bear a restrictive legend in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission")..

1.2.2.1.

Notwithstanding any other restriction imposed by law, and notwithstanding any registration of the shares of the common stock to be paid to Buyer herein, Buyer, and its successors or assigns, hereby agree that they shall not transfer, sell or convey any of the shares of the common stock of Seller paid to Buyer hereunder on any public exchange or electronic market for a period of one year from July 16, 2003.

1.2.2.2.

The foregoing restriction has been expressly agreed to in order to preclude the holder of the Securities from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Securities during the Lock-up Period as defined in this Section 1.2.2, even if such Securities would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Securities or with respect to any Security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Securities. Buyer hereby agrees and consents to the entry of stop transfer instructions with the Seller's transfer agent and registrar against the transfer of shares of common stock or Securities held by the Seller, its successors or assigns, except in compliance with the foregoing restrictions

1.2.2.3.

Buyer agrees that upon the issuance of the Buyer's Shares to Buyer, Buyer shall be, and shall be deemed to be, an Affiliate of Seller and subject to the Affiliate Rules of the Securities and Exchange Commission.

			1.2.2.4.	Buyer agrees that it shall maintain possession of all stock received from Seller solely and exclusively in the certificate form in which Buyer receives that stock.
1.2.2.5.

Buyer agrees that it shall deliver to Seller, on a date no later than Fourteen (14) business days prior to the date on which Buyer plans to deliver the stock to any broker, written notice of Buyer's intention to deliver the stock to the Broker and the date of the anticipated delivery thereto. Notwithstanding the foregoing, Buyer also agrees to deliver to Seller, no later than Seventy-Two (72) hours prior to the date on which Buyer intends to sell any of Seller's stock, written notice of Buyer's intention to sell the stock and the date of the intended sale.

		1.2.3.	Buyer shall return to Seller the Pledged Shares and the share certificate evidencing them. The Pledged Shares shall be returned to the Treasury of Seller and cancelled.
1.2.4.

Seller shall retain a fully dilutable Twenty Percent (20%) position in the currently issued and outstanding ordinary common shares of the capital stock of Moving Pictures, Ltd. Seller shall be entitled to participate in any dividends authorized and declared by the Board of Directors of Moving Pictures, Ltd. pari passu with other holders of the shares of common stock of Moving Pictures, Ltd., in accordance with its percentage ownership of such shares

			1.2.4.1.	Buyer shall provide to Seller a copy of its un-audited, internal management accounts as they are prepared in the ordinary course of Buyer's business.
1.2.5.

Buyer, simultaneous with its execution of this Agreement, shall deliver to Seller a document signed by GB, which irrevocably terminates, cancels and voids the entire Note (Exhibit 1 to this Agreement) between Seller and GB and a separate document, signed by GB, which irrevocably terminates, cancels and voids the entire Consultant Agreement (Exhibit 2 to this Agreement) between Seller and GB.

	1.3.	Payment of Purchase Price. The Purchase Price shall be payable on the Closing Date, along with the delivery of all other documents required by this Agreement.
1.4.

Closing. The closing of the transaction contemplated herein (the "Closing") will be at the office of The O'Neal Law Firm, P.C. on or before the 2nd day of December, 2003, or at such other place or at such other date and time as Seller and Buyer may mutually agree. Such date and time of Closing is herein referred to as the "Closing Date."

2.	Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:
2.1.

Existence and Good Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary.

2.2.

Corporate Authority. Seller has all requisite corporate power and authority to own its properties and carry on its business as now conducted. Seller shall at the time of Closing produce to the satisfaction of Buyer a fully executed written resolution of the Board of Directors of Seller, passed in accordance with the By-Laws of Seller, authorizing Seller to enter into this Agreement and the transactions contemplated herein, on the terms and conditions set forth herein, and specifically and expressly authorizing and characterizing the purchase price for the sale of MP as set forth in Section 1.2 hereof as a fair and reasonable arm's length purchase price.

2.3.

Compliance with Law. Seller is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Seller is a party or is subject, and Seller is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject. Seller has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

2.4.

Validity and Effect of Agreements. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of Seller enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefore may be brought.

2.5.

No Required Consents or Defaults. The execution and delivery of this Agreement by Seller does not and the consummation of the transactions contemplated hereby will not (i) require the consent of any person not a party to this Agreement, (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of Seller pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Seller is a party or by which any of them is bound, or violate or conflict with any provision of the by-laws or articles/certificate of incorporation of Seller as amended to the date of this Agreement.

2.6.

Title to Property and Assets. Seller has good and marketable title in and to 100% of the issued and outstanding shares of all classes and series of capital stock of MP. None of said title or ownership interest is subject to a contract of sale or subject to security interests, mortgages, encumbrances, liens or charges of any kind or character other than those already known to Buyer.

2.7.

No Breach or Default. Seller is not in default under any contract to which it is a party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such contract.

2.8.

No Misrepresentation or Omission. No representation or warranty by Seller in this Article 2 or in any other Article or Section of this Agreement, or in any certificate or other document furnished or to be furnished by Sellers pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading or will omit to state a material fact necessary in order to provide Buyer with accurate information.

3.	Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:
3.1.

Existence and Good Standing. Buyer is a company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary.

	3.2.	Corporate Authority. Buyer has all requisite corporate power and authority to own its properties and carry on its business as now conducted.
3.3.

Compliance with Law. Buyer is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Buyer is a party or is subject, and Buyer is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject. Buyer has obtained all licenses, permits or other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

3.4.

Authorization; Validity and Effect of Agreements. The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Buyer, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of Buyer enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefore may be brought. The execution and delivery of this Agreement by Buyer does not and the consummation of the transactions contemplated hereby will not (i) require the consent of any third party, (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of the Company pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Buyer is a party or by which it is bound, or (iii) violate or conflict with any provision of the by-laws or articles of incorporation of Buyer as amended to the date of this Agreement.

3.5.

Due Diligence. Buyer, before executing this Agreement, and as of the Closing Date, had, and took advantage of, the opportunity that Seller provided to Buyer to conduct a complete, thorough and adequate due diligence, and to request and receive all information relating to the financial condition of MP, including, without limitation, all receivables, debts and liabilities of MP. As a result, Buyer acknowledges and agrees that there are no facts or circumstances that would make any of the representations of Seller contained in this Agreement untrue or misleading in any manner whatsoever.

4.	Other Covenants and Agreements.
4.1.

Indemnification by Buyer. Upon the terms and subject to the conditions set forth in this Section 4.1, Buyer agrees to indemnify and hold Seller, and Seller's subsidiaries, divisions, successors and assigns (for purposes of this Section 4.1, the "Indemnified Party") harmless against, and will reimburse on demand for, in perpetutity, any payment, loss, damage (including incidental and consequential damages), cost or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, damage, cost or expense or claim therefore) made or incurred by or asserted against the Indemnified Party at any time on or after the Closing Date in respect of any omission, misrepresentation, breach of warranty, or non-fulfillment of any term, provision, covenant or agreement on the part of Buyer contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Seller pursuant to this Agreement.

4.2.

Indemnification by Seller. Upon the terms and subject to the conditions set forth in this Section 4.2, Seller agrees to indemnify and hold Buyer, and Buyer's subsidiaries, divisions, successors and assigns (for purposes of this Section 4.2, the "Indemnified Party") harmless against, and will reimburse on demand for, in perpetutity, any payment, loss, damage (including incidental and consequential damages), cost or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, damage, cost or expense or claim therefore) made or incurred by or asserted against the Indemnified Party at any time on or after the Closing Date in respect of any omission, misrepresentation, breach of warranty, or non-fulfillment of any term, provision, covenant or agreement on the part of Seller contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Buyer pursuant to this Agreement.

	4.3.	Taxes and Expenses.
(A)

Each party hereby covenants and agrees to assume and pay all taxes ordinarily and properly assessable to and owed by that party arising from or relating to the transactions as contemplated by this Agreement.

(B)

Except as otherwise specifically provided for in this Agreement, each party shall assume and pay all costs, liabilities and other obligations incurred by that party in connection with its performance of and compliance with all transactions, agreements and conditions contained in this Agreement, including its own legal and accounting fees.

4.1.

Buyer Cooperation. Subject to the terms and conditions of this Agreement, Buyer shall direct its very best efforts to cause Buyer, its officers, directors, employees, accountants, consultants, advisors and agents, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

4.2.

Public Announcements. Neither party shall at any time, without the prior written consent of the other, make any announcement or filing, issue any press release or make any statement with respect to any portion of this Agreement or any of the terms or conditions hereof except as may be necessary to comply with any law, regulation or order and then only after written notice to the other of the timing, context and content of such announcement or filing, press release or statement.

4.3.

Most Favored Nation. As a material inducement to Seller's agreement to enter into and execute this Agreement on the terms and conditions set forth herein, Buyer agrees that it shall, on and after the Effective Date of this Agreement:

		4.3.1.	Designate Seller, and Seller's divisions, subsidiaries, successors and assigns as Buyer's preferred clients/customers.
4.3.2.

Supply advertising and other services to Seller and to Seller's divisions, subsidiaries, successors and assigns at a rate at least as low as the lowest rate charged to any other client/customer of Buyer.

		4.3.3.	Reasonably promote the services that are being offered, and that in the future shall be offered, by Seller.
		4.3.4.	Include Seller on the list of subscribers for, and provide Seller with copies of, each publication issued or distributed by Buyer or any of Buyer's divisions, subsidiaries, successors and assigns.
5.	Conditions of Closing.
5.1.

Buyer's Conditions of Closing. The obligation of Buyer to purchase from Seller Eighty Percent (80%) of the issued and outstanding shares of all classes and all series of the capital stock of MP owned by Seller shall be subject to and conditioned upon the satisfaction (or on the express, written and prior waiver by Buyer) at the Closing of each of the following conditions:

(A)

All representations and warranties of Seller contained in this Agreement and the Exhibits hereto shall be true and correct at and as of the Closing Date, Buyer shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Buyer shall have received a certificate of the Seller dated the Closing Date to such effect.

		(B)	The approval and all consents from GB and any other third parties and/or governmental agencies required to consummate the transactions contemplated hereby shall have been obtained.
(C)

Seller shall at the time of Closing produce to the satisfaction of Buyer a fully executed written resolution of the Board of Directors of Seller, passed in accordance with the By-Laws of Seller, authorizing Seller to enter into this Agreement and the transactions contemplated herein, on the terms and conditions set forth herein, and specifically and expressly authorizing and characterizing the purchase price for MP set forth in Section 1.2 hereof as a fair and reasonable arm's length purchase price.

5.2.

Seller's Conditions of Closing. The obligation of Seller to perform, in whole or in part under this Agreement shall be subject to and conditioned upon the satisfaction (or waiver by Seller) at the Closing of each of the following conditions:

(A)

All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date and Buyer shall have performed all agreements and covenants and satisfied all conditions on its part to the performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Sellers shall have received a certificate of Buyer dated the Closing Date to such effect.

		(B)	Buyer shall have satisfied the Purchase Price in accordance with Section 1.2, and all subsections thereof, of this Agreement.
(C)

No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

(D)

As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Sellers.

6.	Termination
	6.1.	Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time before or after approval thereof by Sellers and Buyer, but not later than the Closing:
		6.1.1.	By mutual consent of Buyer and Sellers; or
		6.1.2.	By Buyer, if any of the conditions provided for in Section 5.1 hereof shall not have been met or waived in writing by Buyer at or prior to Closing; or
		6.1.3.	By Seller, if any of the conditions provided for in Section 5.2 hereof shall not have been met or waived in writing by Seller at or prior to Closing.
6.2

Procedure Upon Termination. In the event of termination by Buyer or Sellers, as applicable, pursuant to Section 6.1 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by Buyer or Seller if the transactions contemplated by this Agreement are so terminated:

6.2.1.

Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same.

7.	Miscellaneous
7.1.

Notice. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or mailed by certified or registered mail, return receipt requested, addressed as follows:

			If to Buyer:	Rhiannon Holdings Limited Bermuda House St. Julian's Avenue St. Peter Port Guernsey GY1 3NF British Isles
			copy to:	F. Ronald Jenkins, Jr., Esq. Ten State Street, L.L.P. International Trust House 180 East Bay Street Charleston, SC 29401 United States of America
			If to Seller:	Viastar Holdings, Inc. Suite 105 Mesa, Arizona 85212 United States of America Attention: John D. Aquilino, President and C.E.O.
(or to such other address as any party shall specify by written notice so given), and shall be deemed to have been delivered as of the date so personally delivered or mailed.
7.2.

Execution of Additional Documents. The parties hereto will at any time, and from time to time after the Closing Date, upon request of the other party, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to carry out the intent of this Agreement, and to transfer and vest title to any Shares being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Shares sold, granted, assigned, transferred, delivered and conveyed pursuant to this Agreement; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

7.3.

Choice of Law; Venue; Jurisdiction; Attorneys' Fees. The parties acknowledge and agree that this Agreement has been made in Arizona, and that it shall be governed by, construed, and enforced in accordance with the laws of the State of Arizona, without reference to its conflicts of laws principles. The parties also acknowledge and agree that any action or proceeding arising out of or relating to this Agreement or the enforcement thereof shall be brought in the Maricopa County Superior Court, and each of the parties irrevocably submits to the exclusive jurisdiction of that Court in any such action or proceeding, waives any objection the party may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such action or proceeding shall be heard and determined only in that Court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement or the enforcement hereof in any other court. The parties also acknowledge and agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or convenience of forum, or to personal or subject matter jurisdiction. The parties also acknowledge and agree that any action or proceeding referred to above may be served on any party anywhere in the world without any objection thereto.

7.4.

Severability. The parties acknowledge and agree that if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalidity, illegality or unenforceability never existed.

	7.5.	Authority of Signers. The parties represent and warrant that the person whose signature is set forth below on behalf of a party is fully authorized to execute this Agreement on behalf of that party.
7.6.

Fair Meaning. The parties agree that the wording of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties to this Agreement, including the party responsible for the drafting of this document.

7.7.

Mutual Drafting. The parties hereto acknowledge and agree that they are sophisticated and have been represented by attorneys who have carefully negotiated the provisions of this Agreement. As a consequence, the parties also agree that they do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effect.

7.8.

Entire Agreement. Each of the parties declares and represents that no promise, inducement or agreement not herein expressed has been made, and that this Agreement constitutes the entire agreement between and among the parties, and supersedes all prior negotiations, proposed agreements, or understandings, if any, between or among the parties concerning any of the provisions or contents of this Agreement.

7.9.

Counterparts. The parties agree that this Agreement may be signed in one or more counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and that all such counterparts together shall be deemed an original of this Agreement. The parties also agree that delivery of an executed counterpart of the signature to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

7.10.

Waiver; Remedies Cumulative. The parties agree that rights and remedies of the parties to this Agreement are cumulative and not alternative. The parties also agree that neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

7.11.

Assignment. The parties agrees that this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

7.12.

Third-Party Beneficiaries. The parties agree that this Agreement is for the sole benefit of the parties hereto, and their permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto, and such successors and assigns, any legal or equitable right, remedy or claim hereunder.

7.13.

Recitals. The recitals and introductory paragraphs contained in the first, second and third pages of this Agreement, and the definitions contained therein, are hereby expressly incorporated into this Agreement and the parties intend to be legally bound by them.

	7.14.	Amendment. The parties agrees that no amendment of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto.
7.15

Indemnification of Ten State Street, L.L.P. The parties hereto agree, jointly and severally, that Ten State Street, L.L.P. is not a party to this Agreement, and further to reimburse and indemnify Ten State Street, L.L.P., and each and every member and employee of Ten State Street, L.L.P. for, and to hold them and their respective agents, successors and assigns harmless against, any suit, claim, loss, liability or expense, including, but not limited to, attorney's fees (other than fees charged in connection with the negotiation and preparation of this Agreement), incurred by Ten State Street, L.L.P. arising out of or in connection with its execution of this Agreement for the convenience of Buyer, as well as the costs and expenses of defending against any such claim or liability arising out of or relating to its execution of this Agreement for the convenience of Buyer.

a.

Ten State Street, L.L.P. shall be fully protected in acting upon and relying upon any advice, certificate, notice, direction, instruction, request, or other paper or document which it in good faith believes to be genuine, to have been signed or presented by the proper party or parties and may assume that any person purporting to give such advice, certificate, notice, direction, instruction, request or other paper document, has been duly authorized to do so.

b.

Ten State Street, L.L.P. shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection with its execution of this Agreement for the convenience of Buyer, except its own willful misconduct.

     IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement and caused the same to be duly delivered on their behalf on the day and year written below, as of the Effective Date.

VIASTAR HOLDINGS, INC.
//JOHN D. AQUILINO John D. Aquilino Its: President/CEO Date: September 26, 2003

RHIANNON HOLDINGS LIMITED
// ILLEGIBLE By: Ten State Street, L.L.P. Its: Specifically Authorized Counsel Date: September 26, 2003